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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13E-3/A

                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)
                              FINAL AMENDMENT NO. 2

                          NIHON AMWAY KABUSHIKI KAISHA
                 (Exact name of Issuer as Specified in Charter)

                               AMWAY JAPAN LIMITED
                    (Translation of Issuer's Name in English)

                                N.A.J. CO., LTD.
                               ALAP HOLD CO., LTD.
                               AMWAY JAPAN LIMITED
                              RICHARD M. DEVOS, JR.
                              STEPHEN A. VAN ANDEL
                       (Names of Persons Filing Statement)

                           COMMON STOCK, NO PAR VALUE

             AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE-HALF
               OF ONE SHARE OF COMMON STOCK, EVIDENCED BY AMERICAN
                               DEPOSITARY RECEIPTS
                         (Title of Class of Securities)

                                  03 234 J 10 0
                             (CUSIP Number of ADSs)

                             CRAIG N. MEURLIN, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                AMWAY CORPORATION
                             7575 FULTON STREET EAST
                               ADA, MICHIGAN 49355
                                 (616) 787-6000
       (Name, Address and Telephone Number of Person Authorized to Receive
       Notices and Communications on Behalf of Person(s) Filing Statement)

                                    COPY TO:
                             THOMAS C. DANIELS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                   NORTH POINT
                               901 LAKESIDE AVENUE
                              CLEVELAND, OHIO 44114
                                 (216) 586-3939
                                 _____________
     This statement is filed in connection with (check the appropriate box):

a. |_| The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c)
         [sec. 240.13e-3(c)] under the Securities Exchange Act of 1934.
b. |_| The filing of a registration statement under the Securities Act of 1933.
c.  |X|  A tender offer.
d.  |_|  None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:[ ]







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                                  INTRODUCTION

         This Final Amendment No. 2 to the Rule 13e-3 Transaction Statement on
Schedule 13E-3 (this "Final Amendment") relates to a tender offer conducted by N.A.J. Co., Ltd., a joint stock corporation organized under the laws of Japan ("NAJ"), to purchase all outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock (the "ADSs"), that are beneficially owned by shareholders of Amway Japan Limited, a joint stock corporation organized under the laws of Japan (the "Company"). The Offer (as defined herein) commenced on November 18, 1999. The purchase price for each share of Common Stock was
(Yen)1,490, in cash (the "Common Stock Purchase Price"), less any U.S. backup withholding and Japanese taxes that were required to be withheld. The purchase price for each ADS was (Yen)745, in cash (the "ADS Purchase Price"), less any U.S. backup withholding and Japanese taxes that were required to be withheld. The ADS Purchase Price was equal to one-half of the Common Stock Purchase Price (because each ADS represents one-half of one share of Common Stock). The ADS Purchase Price was payable in and converted into U.S. dollars using the noon buying rate in New York City for cable transfers of yen announced for customs purposes by the Federal Reserve Bank of New York on the date of settlement of the Offer in Japan, December 22, 1999. The ADSs are evidenced by American Depositary Receipts. The Offer was made to each holder of Common Stock and ADSs and subject to the conditions set forth in the Offer to Purchase, dated November 18, 1999 (the "Offer to Purchase"), of NAJ, and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, constitutes the "Offer"). Copies of the Offer to Purchase and the related Letter of Transmittal were filed on November 18, 1999 as Exhibits (d)(1) and (d)(2), respectively, to the initial filing of the Schedule 13E-3. This Final Amendment is being filed pursuant to Section 13(e) of the Securities Exchange Act of 1934 and Rule 13e-3(d)(3) thereunder. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

ITEM 1.  ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.

         The information set forth in Item 1 of Schedule 13E-3 is hereby supplemented and amended as follows:

         In connection with the Offer, Guard Hill Capital LDC ("Guard Hill"), a holder of ADSs, attempted to tender its ADSs to NAJ. As a result of administrative and clerical errors relating to the Offer, Guard Hill's tender of its ADSs was rejected. Pursuant to Guard Hill's request and following a review of this matter, ALAP Hold Co., Ltd., a Nevada limited partnership and the parent of NAJ ("ALAP"), agreed to purchase the ADSs owned by Guard Hill. Pursuant to a letter, dated May 11, 2000, ALAP agreed to purchase 108,500 ADSs for (Yen) 745 per ADS in cash, the ADS Purchase Price, and Guard Hill agreed to tender its ADSs and to release ALAP, its affiliates and subsidiaries from any claims that exist or may arise in the future concerning the ADSs purchased by ALAP.

ITEM 17.  MATERIAL TO BE FILED AS EXHIBITS.

         The information set forth in Item 17 of the Schedule 13E-3 is hereby supplemented and amended as follows:

Exhibit
 No.                       Description
 ---                       -----------

(c)(4) Form of Letter Agreement, dated May 11, 2000, between ALAP and Guard Hill.





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SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: May 18, 2000                 N.A.J. CO., LTD.



                                    By:    /s/ Lawrence M. Call
                                          -------------------------------------
                                           Name:  Lawrence M. Call
                                           Title:  Attorney-in-Fact


                                    ALAP HOLD CO., LTD.

                                    By:    AP NEW CO., LLC., its general partner

                                    By:    AMWAY CORPORATION, its Manager



                                    By:        /s/ Craig N. Meurlin
                                          -------------------------------------
                                           Name:  Craig N. Meurlin
                                           Title:  Manager


                                    AMWAY JAPAN LIMITED



                                    By:         /s/ James B. Payne
                                          -------------------------------------
                                           Name:  James B. Payne
                                           Title:  President and Representative
                                                   Director


                                    RICHARD M. DEVOS, JR.



                                       /s/ Richard M. DeVos, Jr.
                                    -------------------------------------------



                                    STEPHEN A. VAN ANDEL



                                        /s/ Stephen A. Van Andel
                                    -------------------------------------------





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                                  EXHIBIT INDEX


EXHIBIT
 NO.                                           DESCRIPTION
 ---                                           -----------


(a)      (1)      Form of Senior Bank Financing Commitment Letter among NAJ,
                  ALAP Apple Hold Co., L.P., New AAP Limited, Amway Corporation and Morgan Guaranty Trust Company of New York, Tokyo Branch, dated November 15, 1999 (incorporated herein y reference to Exhibit (b)(1) of the Schedule 14D-1 of N.A.J. Co., Ltd. and
                  ALAP Hold Co., Ltd. filed with the Commission on November 18,
                  1999 and amended on November 26, 1999, November 30, 1999,
                  December 7, 1999, December 13, 1999 and December 17, 1999 (the
                  "Schedule 14D-1")).**

         (2) Form of Term Sheet Regarding Credit Facility (incorporated herein by reference to Exhibit (b)(2) of the Schedule 14D-1).**

         (3) Credit Agreement, among ALAP, NAJ, Apple Hold Co., New AAP Limited, the banks party thereto and Morgan Guaranty Trust Company of New York, Toyko Branch, dated as of December 10, 1999.**

(b)      (1)      Fairness Opinion of Goldman, Sachs & Co., dated November 15,
                  1999.**

         (2) Presentation Materials of Goldman Sachs & Co., dated November 15, 1999.**

         (3) Presentation Materials of Morgan Stanley & Co. Incorporated, dated September 21, 1999.**

(c)      (1)      Form of Tender Offer Agreement, dated November 15, 1999 by and among AJL, NAJ and ALAP (incorporated herein by reference to Exhibit (c)(1) of the Schedule 14D-1).**

         (2) Form of Shareholder and Voting Agreement, by and among ALAP, NAJ and Certain Shareholders of AJL, dated as of November 15, 1999 (incorporated herein by reference to Exhibit (c)(2) of the Schedule 14D-1).**

         (3) Form of English translation of Memorandum Regarding Merger between NAJ and AJL, dated November 15, 1999 (incorporated herein by reference to Exhibit (c)(3) of the Schedule 14D-1).**

         (4) Form of Letter Agreement, dated May 11, 2000, between ALAP and Guard Hill.

(d)      (1)      Form of Offer to Purchase, dated November 18, 1999
                  (incorporated herein by reference to Exhibit (a)(1) of the Schedule 14D-1).**

         (2) Form of Letter of Transmittal (incorporated herein by reference to Exhibit (a)(2) of the Schedule 14D-1).**

         (3) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(3) of the Schedule 14D-1).**

         (4) Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(4) of the Schedule 14D-1).**

         (5) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(5) of the Schedule 14D-1).**





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         (6)      Form of Letter to AJL's Holders of Common Stock and ADSs
                  (incorporated herein by reference to Exhibit (a)(6) of the Schedule 14D-1).**

         (7) Form of Press Release "Amway Japan's Principal Shareholders to Commence Tender Offer for Outstanding Public Shares" issued by AJL and the Principal Shareholders on November 15, 1999 (incorporated herein by reference to Exhibit (a)(7) of the Schedule 14D-1).**

         (8) Form of English translation of Additional Information to the Press Release on November 15, 1999 (incorporated herein by reference to Exhibit (a)(8) of the Schedule 14D-1).**

         (9) Form of English translation of Notice of Approval of Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(9) of the Schedule 14D-1).**

         (10) Form of English translation of Announcement of Approval of Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).**

         (11) Form of English translation of Announcement of Merger, dated November 15, 1999 (incorporated herein by reference to Exhibit
                  (a)(11) of the Schedule 14D-1).**

         (12) Form of Statement for AJL Distributors, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).**

         (13) Form of Statement for AJL Employees on Electronic Bulletin Board, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(13) of the Schedule 14D-1).**

         (14) Form of Communications to Amway Distributors, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(14) of the Schedule 14D-1).**

         (15) Form of Tender Offer Announcement to Amway Management and Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(15) of the Schedule 14D-1).**

         (16) Form of Memorandum to Diamonds Direct Distributors, dated November 16, 1999 (incorporated herein by reference to Exhibit
                  (a)(16) of the Schedule 14D-1).**

         (17) Form of Press Release "Amway Japan's Principal Shareholders Commence Tender Offer For Outstanding Public Shares" issued by AJL and the Public Shareholders on November 18, 1999 (incorporated herein by reference to Exhibit (a)(17) of the Schedule 14D-1).**

         (18) Form of English translation of Report of Announcement of Opinion, dated November 18, 1999 (incorporated herein by reference to Exhibit (a)(18) of the Schedule 14D-1).**

         (19) Form of English translation of the Public Notice, dated November 18, 1999 (incorporated herein by reference to Exhibit
                  (a)(19) of the Schedule 14D-1).**

         (20) Form of Summary Advertisement published on November 18, 1999 (incorporated herein by reference to Exhibit (a)(20) of the Schedule 14D-1).**

         (21) Form of English translations of Japanese Tender Offer Explanatory Statement and Tender Offer Application Form, dated November 18, 1999 (incorporated herein by reference to Exhibit
                  (a)(21) of the Schedule 14D-1).**

         (22) Form of Trustee Direction Form from the 401(k) Trustee (incorporated herein by reference to Exhibit (a)(22) of the Schedule 14D-1).**





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         (23)     Form of Letter to Participants of the 401(k) Plan
                  (incorporated herein by reference to Exhibit (a)(23) of the Schedule 14D-1).**

         (24) Form of Letter to AJL Shareholders from AJL, dated November 1999 (incorporated by reference to Exhibit (a)(24) of the Schedule 14D-1).**

         (25) Form of Letter to AJL Shareholders from NAJ, dated November 1999 (incorporated herein by reference to Exhibit (a)(25) of the Schedule 14D-1).**

         (26) Form of Question and Answer Memorandum to Distributors, dated December 2, 1999 (incorporated herein by reference to Exhibit
                  (a)(26) of the Schedule 14D-1).**

         (27) Form of English translation of the Public Notice, dated December 7, 1999 (incorporated herein by reference to Exhibit
                  (a)(27) of the Schedule 14D-1).**

         (28) Form of English translation of Japanese Tender Offer Registration Statement, amended on December 7, 1999 (incorporated herein by reference to Exhibit (a)(28) of the Schedule 14D-1).**

         (29) Form of English translation of Japanese Tender Offer Report of NAJ, dated December 20, 1999.**

         (30) Form of English translation of Press Release, dated December 18, 1999.**

         (31) Form of English translation of Press Release, dated December 20, 1999.**

         (32) Form of English translation of Press Release, dated December 21, 1999.**

         (33)     Form of Press Release, dated December 20, 1999.**

         (34) Form of English translation of Press Release, dated December 22, 1999.**

         (35) Form of English translation of Japanese Tender Offer Report of NAJ, as amended on December 22, 1999.**

(e)               Not applicable.

(f)               Not applicable.

(g) Consent of Deloitte Touche Tohmatsu (incorporated herein by reference to Exhibit (g) of the Schedule 14D-1).**

(h) Power of Attorney for NAJ (incorporated herein by reference to Exhibit (h) of the Schedule 14D-1).**

** Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by NAJ, ALAP, the Company, Richard M. DeVos, Jr. and Stephen A. Van Andel on November 18, 1999 and amended on November 26, 1999, November 30, 1999, December 7, 1999, December 13, 1999, December 17, 1999 and December 27, 1999.






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